Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-161415, 333-149836, 333-139025, 333-178752, 333-183361, and 333-212319) on Form S-8 of HMS Holdings Corp. of our report dated June 6, 2017, with respect to the consolidated balance sheet of HMS Holdings Corp. as of December 31, 2016, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2016, and the related financial statement schedule, which report appears in the December 31, 2018 annual report on Form 10-K of HMS Holdings Corp.

/s/ KPMG, LLP

Dallas, Texas
February 25, 2019